Exhibit 99.1

COMPANY CONTACT:	Patricia J. Brown (419) 424-4370	FOR IMMEDIATE RELEASE Dec. 19, 2007

ARMES APPOINTED CHAIRMAN OF THE BOARD AT COOPER TIRE

Findlay, Ohio, Dec. 19, 2007 – Cooper Tire & Rubber Company (NYSE:CTB) today announced the appointment of Roy V. Armes as Chairman of the Board along with his responsibilities as President and Chief Executive Officer of the Company. Along with that change, the Board dissolved the Office of the Chairman and appointed John Meier as Lead Director for the Board.

Since August 2006, the Office of the Chairman has consisted of directors Byron Pond, Art Aronson and John Shuey. Armes was appointed President and CEO on Dec. 19, 2006.

In announcing this appointment, Lead Director John Meier commented, “We offer our thanks to the directors who served as Office of the Chair as they provided oversight for governance of the company during the past 16 months. We have full confidence in Roy Armes’ ability to assume the additional role of Chairman and continue to lead Cooper’s progress toward increased profitability and growth.”

Company Description
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has 66 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com